Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                    ARTICLE I
                                  INCORPORATOR

      The undersigned, Kenneth A. Hoxsie, whose address is c/o Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, being at least eighteen years of age, acting as incorporator, does hereby form a corporation under the General Laws of the State of Maryland.

                                   ARTICLE II
                                      NAME

      The name of the corporation (hereinafter, the "Corporation") is

                        FRANKLIN STREET PROPERTIES CORP.

                                   ARTICLE III
                                    PURPOSES

      The purposes for which and any of which the Corporation is formed and the business and objects to be carried on and promoted by it are:

      (1) To engage in business as a real estate investment trust, qualifying as such under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code" and any references herein to provisions of the Code shall include the successors to such provisions) and to perform any and all activities and functions in connection therewith or related thereto.

      (2) To engage in and perform any other activities or functions which may awfully be performed by a business corporation organized under the General Laws of the State of Maryland.

      The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

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                                   ARTICLE IV
                          PRINCIPAL OFFICE IN MARYLAND

The present address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The Corporation may have such other offices or places of business within or without the State of Maryland as the Board of Directors of the Corporation may determine.

                                    ARTICLE V
                                 RESIDENT AGENT

The name and address of the resident agent of the Corporation is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

                                   ARTICLE VI
                             SHARES OF CAPITAL STOCK

Section 1. Authorized Shares of Capital Stock

      (a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 200,000,000 shares, consisting of

            (i) 20,000,000 shares of Preferred Stock, par value $.0001 per share (the "Preferred Shares"), which may be issued in one or more classes as described in Section 3 of this Article VI; and

            (ii) 180,000,000 shares of Common Stock, par value $.0001 per share (the "Common Shares").

Each class of the Preferred Shares and the Common Shares shall each constitute a separate class of capital stock of the Corporation.

      (b) Terminology and Aggregate Par Value. The Common Shares and the Preferred Shares are collectively referred to herein as the "Equity Shares." The aggregate par value of all of the Corporation's authorized shares having par value is $20,000.

      (c) Increase or Decrease in Authorized Shares. The Board of Directors of the Corporation may amend these Articles of Incorporation, without any vote or consent of the stockholders, to increase or decrease the aggregate number of Equity Shares or the number of Equity Shares of any class that the Corporation has authority to issue.

Section 2. REIT-Related Restrictions and Limitations on the Equity Shares.
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      (a) Definitions. As used in this Article VI, the following terms shall have the indicated meanings:

            "Acquire" shall mean the acquisition of Beneficial Ownership or Constructive Ownership of Equity Shares by any means, including without limitation a Transfer or the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Equity Shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

            "Beneficial Ownership" shall mean ownership of Equity Shares by a Person who is or would be treated as an owner of such Equity Shares under
Section 542(a)(2) of the Code either actually or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

            "Board" shall mean the Board of Directors of the Corporation.

            "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Boston, Massachusetts are authorized or required by law, regulation or executive order to close.

            "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 2(e)(vi) of this Article VI.

            "Constructive Ownership" shall mean ownership of Equity Shares or any other interest in an entity by a Person who is or would be treated as an owner thereof either actually or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

            "Market Price" shall mean the last reported sales price of the Common Shares or Preferred Shares, as the case may be, on the trading day immediately preceding the relevant date as reported on the principal exchange or quotation system over or through which the Common Shares or Preferred Shares, as the case may be, may be traded, or if not then traded over or through any exchange or quotation system, then the fair market value of the Common Shares or Preferred Shares, as the case may be, on the relevant date as determined in good faith by the Board.

            "Merger Date" shall mean the effective date of the merger of Franklin Street Partners Limited Partnership with and into the Corporation.

            "Ownership Limit" shall mean 9.8% of the number of shares or value (whichever is more restrictive) of the outstanding Equity Shares. The number and
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value of Equity Shares of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

            "Person" shall mean an individual, corporation, partnership, limited liability company, association, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

            "Purported Beneficial Owner" shall mean, with respect to any Acquisition or Transfer, the Person who would Beneficially Own or Constructively Own Equity Shares but for the limitations set forth in Section 2(b)(i) of this
Article VI applicable to such Acquisition or Transfer. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

            "Purported Record Owner" shall mean, with respect to any Acquisition or Transfer, the Person who would have been the record holder of the Equity Shares if such Acquisition or Transfer had not violated the provisions of
Section 2(b)(i) of this Article VI. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

            "Restriction Termination Date" shall mean the effective date, as specified in a resolution of the Board, that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that the restrictions and limitations on Beneficial Ownership, Constructive Ownership or Transfer of Equity Shares set forth in this Section 2 are no longer required in order for the Corporation to qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date on which such resolution is adopted by the Board.

            "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of, or any other event that would cause a Person to Acquire Equity Shares or the right to vote or receive dividends on Equity Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Shares or the right to vote or receive dividends on Equity Shares, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Shares, in each case whether voluntary or involuntary, whether of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. A Transfer also includes any transfer of interests in other entities, any change in the capital structure of the Corporation and any change in the relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Equity Shares, whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

            "Trust" shall mean the trust created pursuant to Section 2(e)(i) of this Article VI.
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            "Trustee" shall mean the Person that is appointed by the Corporation pursuant to Section 2(e)(i) of this Article VI to serve as trustee of the Trust, and any successor thereto.

      (b) Ownership Limitation and Transfer Restrictions with Respect to Equity Shares.

            (i) Merger Date and prior to the Restriction Termination Date:

                  (A) no Person shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit;

                  (B) no Person shall Acquire or Transfer Equity Shares to the extent that such Acquisition or Transfer, if effective, would result in the outstanding Equity Shares being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution); and

                  (C) no Person shall Acquire or Beneficially Own or constructively Own Equity Shares to the extent such Acquisition, Beneficial Ownership or Constructive Ownership, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or would otherwise result in the Corporation failing to quality as a REIT (including without limitation Constructive Ownership that would result in the Corporation owning, actually or constructively, an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code, but not including beneficial ownership of Equity Shares by fewer than 100 Persons, which shall be governed by Section 2(b)(i)(B) above).

            (ii) If, after the Merger Date and prior to the Restriction Termination Date:

                  (A) any Transfer or Acquisition (other than an event described in Section 2(b)(ii)(B) of this Article VI) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI, then (1) that number of Equity Shares being Transferred or Acquired that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 2(e)(i) of this Article VI, effective as of the close of business on the Business Day prior to the date of such Transfer or Acquisition, and the Purported Beneficial Owner and Purported Record Owner of such Equity Shares shall acquire no rights in such Equity Shares, or (2) if the transfer to the Trust described in clause (1) of this
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sentence would not be effective for any reason to prevent such Person from
Beneficially Owning or Constructively Owning Equity Shares in violation of Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI, then the Acquisition or Transfer of that number of Equity Shares that otherwise would cause such Person to violate Sections 2(b)(i)(A) or 2(b)(i)(C) of this Article VI (rounded up to the nearest whole share) shall be void ab initio and the Purported Beneficial Owner and Purported Record Owner shall acquire no rights in such Equity Shares. The transfer of Equity Shares to the Trust pursuant to clause (1) of the preceding sentence shall occur automatically and without further action of the Corporation, the Trustee or any other Person; or

                  (B) any Transfer or Acquisition (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person beneficially owning Equity Shares in violation of Section 2(b)(i)(B) of this
Article VI, then such Transfer or Acquisition shall be void ab initio, and the Purported Beneficial Owner and the Purported Record Owner of the Equity Shares purportedly subject to such Acquisition or Transfer shall acquire no rights in such Equity Shares.

      (c) The Corporation's Right to Redeem Shares. Except with respect to Equity Shares whose transfer to a Trust has been effected in accordance with
Section 2(b)(ii)(A) of this Article VI (which Equity Shares shall be subject to
Section 2(e) of this Article VI following such transfer), the Corporation shall have the right, but not the obligation, to redeem any Equity Shares that are Acquired or Transferred, or are attempted to be Acquired or Transferred, in violation of Section 2(b) of this Article VI, at a price per share equal to the lesser of (i) the Market Price per share of the class of Equity Shares that created such violation or attempted violation on the date of such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price per share of the class of Equity Shares to which such Equity Shares relate on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Equity Shares described in this Section 2(c) for a period of 90 days after the later of (i) the date of the Acquisition or Transfer or attempted Acquisition or Transfer and (ii) the date the Board determines in good faith that an Acquisition or Transfer or attempted Acquisition or Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(d) of this Article VI.

      (d) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

            (i) Notice Requirements. After the Merger Date and prior to the Restriction Termination Date:

                  (A) Any Person who Acquires or Transfers, or attempts or intends to Acquire or Transfer, Equity Shares in violation of Section 2(b)(i) of this Article VI, and any Person who is a Purported Record Owner or a Purported

Beneficial Owner of Equity Shares, shall immediately give written notice or, in the event of a proposed, intended or attempted Acquisition or Transfer or other event that would give rise to Beneficial Ownership or Constructive Ownership in violation of Section 2(b)(i) of this Article VI, give at least 15 days' prior written notice to the Corporation of such event, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition or Transfer on the Corporation's status as a REIT;

                  (B) Every Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall, on demand, provide the Corporation in writing the information regarding their ownership of such Equity Shares that the Corporation may be required to obtain pursuant to regulations (as in effect from time to time) issued by the United States Department of the Treasury under the Code. Each Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the stockholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT, including compliance with the Ownership Limit; and

                  (C) Each Person who is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner or Constructive Owner shall, on demand, provide the Corporation in writing such information that the Corporation may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

            (ii) Board Authority to Prevent Violation of Section 2(b)(i). If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 2(b)(i) of this Article VI or that a Person intends to Acquire, has attempted to Acquire or may Acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 2(b)(i) of this Article VI (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Acquisition, Transfer or other event, including, but not limited to, causing the Corporation to redeem Equity Shares, refusing to give effect to such Acquisition, Transfer or other event on the books of the Corporation, or instituting proceedings to enjoin such Acquisition, Transfer or other event; provided, however, that any Transfers or attempted Transfers (or, in the case of an event other than a Transfer, Beneficial Ownership or Constructive Ownership) in violation of Section 2(b)(i) of this Article VI shall automatically result in the transfer to the Trust described above where the conditions to such transfer have been satisfied, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above in Sections 2(b)(ii)(A) and 2(b)(ii)(B) irrespective of any action (or nonaction) by the Board or a committee thereof.

            (iii) Each certificate for Equity Shares shall bear substantially the following legends:

      "The Corporation is authorized to issue capital stock of more than one class, consisting of Common Shares and one or more classes of Preferred Shares. The Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Shares before the issuance of any such Preferred Shares, or any class thereof. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a written statement of the designations, relative rights, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, and terms and conditions of redemption applicable to each class of shares. Requests for such written statement may be directed to the Secretary of the Corporation at the principal office of the Corporation."

      "The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code"). Subject to certain further restrictions, and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation's Common Shares or Preferred Shares in excess of 9.8% in value or number of shares (whichever is more restrictive) of the outstanding Common Shares or Preferred Shares, respectively, of the Corporation, (ii) no Person may Transfer or Acquire Equity Shares if such Transfer or Acquisition would result in the Corporation being owned by fewer than 100 Persons and (iii) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially or Constructively Own Equity Shares which causes or will cause a Person to Beneficially Own or Constructively Own Equity Shares in violation of the above restrictions must immediately notify the Corporation. If some or all of the restrictions on transfer or ownership set forth in clauses (i) or (iii) are violated by a purported Transfer of the Equity Shares represented hereby, the Equity Shares represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Equity Shares represented hereby if a purported Transfer violates the restrictions described above. Furthermore, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially or Constructively Own Equity Shares in violation of the restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such Equity Shares. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished, without charge, to each holder of Equity Shares who directs a request to the Secretary of the Corporation at the principal office of the Corporation."

            (iv) Absent a decision to the contrary by the Board (which the Board may make in its sole and absolute discretion), the Equity Shares to be affected by the remedies set forth in Sections 2(b)(ii) and 2(c) shall be as follows: (1) if a Purported Beneficial Owner would have (but for the remedies set forth in Sections 2(b)(ii) or 2(c), as applicable) Beneficially Owned or Constructively Owned Equity Shares in violation of Section 2(b)(i) as a result of an Acquisition of Equity Shares by such Purported Beneficial Owner, such remedies (as applicable) shall apply first to the Equity Shares that, but for such remedies, would have caused such violation and would have been directly owned by such Purported Beneficial Owner, second to Equity Shares that, but for such remedies, would have caused such violation but which would not have been directly owned by such Purported Beneficial Owner, pro rata among the Persons who actually attempted to Acquire such Equity Shares based upon the relative value of what would have been the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares such Person attempted to acquire, third to other Equity Shares that are directly owned by such Purported Beneficial Owner, and fourth to other Equity Shares that are actually owned by such other Persons whose ownership of shares is attributed to the Purported Beneficial Owner, pro rata among such Persons based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned; and (2) if a Purported Beneficial Owner would be in violation of Section 2(b)(i) as a result of an event other than an Acquisition of Equity Shares by such Purported Beneficial Owner, the remedies set forth in Sections 2(b)(ii) and 2(c) (as applicable) shall apply first to Equity Shares that are directly owned by such Purported Beneficial Owner and second to Equity Shares that are Beneficially or Constructively Owned (but not directly owned) by such Person, pro rata among the Persons who actually own such Equity Shares based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the Equity Shares so owned.

            (v) Subject to subparagraph f(iii) below, nothing contained in this
Article VI shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preserving the Corporation's status as a RETT.

      (e) Transfers of Equity Shares in Trust

            (i) Ownership in Trust. Upon any purported Transfer or Acquisition described in Section 2(b)(ii) of this Article VI that causes Equity Shares to be transferred to a Trust, such Equity Shares shall be deemed to have been transferred to the Trustee in his or her capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the

Business Day prior to the purported Transfer or Acquisition that results in a transfer to the Trust pursuant to Section 2(b)(ii) of this Article VI. The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Owner or any Purported Record Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 2(e)(vi) of this Article VI. The Corporation shall notify the Trustee of a transfer of Equity Shares to the Trust as soon as practicable following discovery by the Corporation of such transfer.

            (ii) Status of Equity Shares Held by the Trustee. Equity Shares held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. The Purported Beneficial Owner and Purported Record Owner shall have no rights in the Equity Shares held by the Trustee. The Purported Beneficial Owner and Purported Record Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Trust, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Equity Shares held in the Trust. The Purported Record Owner and the Purported Beneficial Owner shall surrender to the Trustee any and all certificates representing Equity Shares that have been transferred to the Trust, duly endorsed for transfer to the Trustee.

            (iii) Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to Equity Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution with respect to such Equity Shares paid to a Purported Beneficial Owner or Purported Record Owner prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee shall be deemed to be held by the recipient thereof as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared after the date of transfer to the Trustee but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Owner and Purported Beneficial Owner shall have no voting rights with respect to Equity Shares held in the Trust and, subject to Maryland law, effective as of the date the Equity Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (1) to rescind as void any vote cast by a Purported Record Owner or Purported Beneficial Owner with respect to such Equity Shares prior to the discovery by the Corporation that the Equity Shares have been transferred to the Trustee and
(2) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Equity Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

            (iv) Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that Equity Shares have been transferred to the Trust, the Trustee of the Trust shall use best efforts to sell the Equity Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 2(b)(i) of this Article VI. Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner and to the Charitable Beneficiary as provided in this Section 2(e)(iv). The Purported Record Owner shall receive the lesser of (1) the price paid by the Purported Record Owner for the Equity Shares or, if the Purported Record Owner did not give value for the Equity Shares (through a gift, devise or other transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the Equity Shares held in the Trust (net of any commissions and other expenses of sale). Any net sales proceeds in excess of the amount payable to the Purported Record Owner shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that Equity Shares have been transferred to the Trustee, such Equity Shares are sold by a Purported Record Owner then (X) such Equity Shares shall be deemed to have been sold on behalf of the Trust, (Y) the proceeds of such sale shall be deemed to be held by such Purported Record Owner or Purported Beneficial Owner as a agent for the Trustee and (Z) to the extent that the Purported Record Owner received an amount for such Equity Shares that exceeds the amount that such Purported Record Owner was entitled to receive pursuant to this Section 2(e)(iv), such excess shall be paid to the Trustee upon demand.

            (v) Purchase Right in Stock Transferred to the Trustee. Equity Shares transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of
(1) the price paid by the Purported Record Owner for the Equity Shares in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such Equity Shares, the Market Price of such Equity Shares on the day of the event which resulted in the transfer of such Equity Shares to the Trust) and (2) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the Equity Shares held in the Trust pursuant to Section 2(e)(iv) of this Article
VI. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner (minus any dividend or distribution paid to the Purported Record Owner that the Purported Record Owner was obligated to pay to the Trustee but has not paid to the Trustee at the time of the distribution of the proceeds) and any dividends or other distributions held by the Trustee with respect to such Equity Shares, together with any amounts described in the preceding parenthetical of this sentence, to the Charitable Beneficiary.

            (vi) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust such that (1) the Equity Shares held in the Trust would not violate the restrictions set forth in Section 2(b)(i) of this Article VI in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

      (f) Exemptions.

            (i) The Board, in its sole and absolute discretion, may exempt a Person from the limit set forth in Section 2(b)(i)(A) (but not from Sections 2(b)(i)(B) or (C)) of this Article VI, if the Board obtains such representations and undertakings from such Person and any other Person as the Board may deem appropriate; and such Person agrees in writing that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 2(b) of this Article VI) will result in the application of the remedies set forth in Sections 2(b)(ii) and 2(c) of this Article VI, to the extent necessary to prevent or cure such violation or action, to the Equity Shares Beneficially or Constructively Owned by such Person.

            (ii) Nothing in Section 2(f)(i) of this Article VI shall be deemed to require the Board to consider a request for exemption from the restrictions in Section 2(b)(i)(A) of this Article VI. Prior to granting any exemption pursuant to Section 2(f)(i) of this Article VI, the Board may require a ruling from the Internal Revenue Service, an opinion of counsel, or both, in any case in form and substance satisfactory to the Board in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption. If a member of the Board requests that the Board grant an exemption pursuant to Section 2(f)(i) of this Article VI with respect to such member or to any other Person if such Board member would be considered to be the Beneficial or Constructive Owner of Equity Shares owned by such Person, such member of the Board shall not participate in the decision of the Board as to whether to grant such exemption.

            (iii) Nothing in this Article VI shall preclude the settlement of a transaction entered into through the facilities of any stock exchange on which Equity Shares are listed for trading. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article VI, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

            (iv) Section 2(b)(i)(A) of this Article VI shall not apply to the Acquisition of Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares by an underwriter in a public offering, provided that such underwriter makes a timely distribution of such Equity Shares or rights, options or warrants for, or securities convertible into, Equity Shares.

Section 3. Preferred Shares.

      (a) Authority to Designate and Fix Rights and Restrictions of Preferred Shares. The Board of Directors may authorize the issuance from time to time of the Preferred Shares in one or more separately designated classes (hereinafter a "class"). Prior to issuance of any shares of a class of Preferred Shares, by resolution the Board of Directors shall

            (i) designate such class in order to distinguish it from all other then outstanding classes of Preferred Shares;

            (ii) set the number of Preferred Shares to be included in such class; and

            (iii) subject to the provisions of Sections 2 and 5 of this Article VI, and to the express limitations, if any, of any other classes of which shares are outstanding at the time, set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of the redemption of the shares of such class, provided that all shares of any class shall be alike in every particular, except that shares of such class issued at different times may accumulate dividends from different dates.

      (b) Amendment of Terms. Subject to the provisions of Sections 2 and 5 of this Article VI and to the express limitations, if any, of any class of Preferred Shares of which shares are outstanding at the time, by resolution the Board of Directors may (i) increase or decrease (but not below the number of Preferred Shares of such class then outstanding) the number of Preferred Shares of any class; and (ii) alter the designation of, or classify or reclassify, any unissued Preferred Shares of any class from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such class.

Section 4. Common Shares.

      Subject to the provisions of Sections 2 and 5 of this Article VI, the Common Shares shall have the following preferences, rights, powers, restrictions, limitations and qualifications and such others as may be afforded by law:

      (a) Voting Rights. Except as may otherwise by required by law, and subject to action, if any, by the Board of Directors, pursuant to Section 3 of this
Article VI, granting to the holders of one or more classes of Preferred Shares exclusive voting powers with respect to specified matters, each holder of Common Shares shall have one vote in respect of each Common Share held of record on all matters to be voted upon by the stockholders.

      (b) Dividend Rights. After provision(s) with respect to preferential dividends on any then outstanding classes of Preferred Shares, if any, fixed by the Board of Directors pursuant to Section 3 of this Article VI, shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, in any such classes of Preferred Shares, then and thereafter the holders of Common Shares shall be entitled to receive, ratably in proportion to the number of Common Shares held by them, such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. All distributions paid with respect to the Common Shares shall be paid pro rata, with no preference to any Common Share as compared with other Common Shares.

      (c) Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this
Article VI, to be distributed to the holders of any then outstanding Preferred Shares, and subject to the right, if any, of the holders of any outstanding Preferred Shares to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Shares, ratably in proportion to the number of Common Shares held by them.

      (d) Purchase of Interests of Common Shares.

            (i) The Corporation shall use its best efforts to redeem Common Shares on an annual basis from holders of Common Shares desiring to have such Common Shares redeemed upon the terms and conditions set forth below.

            (ii) A holder of Common Shares wishing to have some or all of his or her Common Shares redeemed by the Corporation must mail or deliver a written request to the Corporation indicating his or her desire to have such Common Shares redeemed for cash. Any such request must be received by the Corporation on or before July 1 immediately preceding the January 1 date on which the redemption is to be effective. The Corporation shall send the purchase price for any Common Shares redeemed to the holder thereof no later than two Business Days following such effective date. Any such request to have Common Shares redeemed shall constitute an offer by the holder thereof to sell such Common Shares and shall be irrevocable. If the Corporation does not have sufficient funds to purchase all of the Common Shares so offered or is otherwise prohibited from purchasing all of the Common Shares so offered, the Corporation will redeem Common Shares in the order in which effective offers are received from offerors to the extent that the Corporation has funds available therefor and is not prohibited from redeeming Common Shares.

            (iii) The purchase price for any Common Shares redeemed by the Corporation will equal 90% of the Fair Market Value of the Common Shares. "Fair Market Value" of a Common Share shall mean the fair market value as determined by the Board of Directors in its sole and absolute discretion, after consultation with an adviser selected by the Board of Directors. Any redemption of Common Shares by the Corporation shall be effective as of January 1 of the year following the year in which the corresponding offer was timely made pursuant to Section 3(d)(ii). Any holder whose Common Shares are to be redeemed shall execute and deliver such transfer and other documents and instruments as the Corporation may reasonably request. Any Common Shares redeemed by the Corporation shall be cancelled and shall be held in the treasury of the Corporation.

            (iv) In fulfilling the Corporation's obligation to use best efforts to redeem Common Shares for which offers have been timely made pursuant to
Section 3(d)(ii), the Board of Directors shall be authorized to take such steps as it deems appropriate, in its sole discretion, including without limitation the disposition of assets of the Corporation and incurring indebtedness on behalf of the Corporation.

            (v) Notwithstanding anything herein to the contrary, no Common Shares shall be redeemed by the Corporation pursuant to this Section 3(d) if:

                  (A) The Corporation is insolvent or such redemption would render the Corporation insolvent;

                  (B) Such redemption would impair the capital or operations of the Corporation;

                  (C) Such redemption would contravene any provision of federal or state securities laws;

                  (D) Such redemption would result in the Corporation's failing to qualify as a REIT; or

                  (E) The Board of Directors determines such redemption would otherwise not be in the best interests of the Corporation.

            (vi) If the Corporation is unable to redeem some or all of the Common Shares offered for redemption, the Corporation shall use its best efforts to arrange for a purchase of such Common Shares by a third party or parties, each of whom shall be an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and shall have a pre-existing relationship with the Corporation (an "Accredited Investor"); provided, however, that no such purchase shall be effected if it would not be permitted under the terms of Section 3(d)(v). In addition, the Corporation shall have the right to satisfy its obligations under Section 3(d)(i) by arranging for the purchase of Common Shares by any such Accredited Investor or Investors for the price set forth in Section 3(d)(iii).

            (vii) Any request for redemption of Common Shares by a holder thereof pursuant to Section 3(d)(ii) shall be binding on such holder's successors, heirs and assigns.

            (viii) The Corporation shall not be obligated to effect any redemptions pursuant to this Section 3(d) during any period that the Common Shares are listed for trading on a national securities exchange or the NASDAQ National Market System.

Section 5. General Provisions.

      (a) Interpretation and Ambiguities. In addition to the other powers set forth in this Article VI, the Board shall have the power to interpret and to construe the provisions of this Article VI, and in the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 1, the Board shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

      (b) Severability. If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE VII
                               BOARD OF DIRECTORS

      The business and affairs of the Corporation shall be managed by a Board of Directors which may exercise all of the powers of the Corporation except those conferred on, or reserved to, the stockholders by law.

Section 1. Authorized Number and Initial Directors.

      The number of directors of the Corporation initially shall be six (6), which number may be increased or decreased pursuant to the By-Laws of the Corporation but in no event shall be less than the minimum number required by the General Laws of the State of Maryland. Each director shall hold office until the next annual meeting of the stockholders of the Corporation and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation, retirement or removal. The names and the respective Classes (as defined in Section 2 below) of the directors who will serve until the first annual meeting of stockholders of the Corporation and until their successors are elected and qualified are as follows:

      Janet P. Notopoulos           Class I
      R. Scott MacPhee              Class I
      Barbara J. Corinha            Class II
      William W. Gribbell           Class II
      George J. Carter              Class III
      Richard R. Norris             Class III

Section 2. Classified Board.

      The directors of the Corporation shall be and are hereby divided into three Classes, designated "Class I," "Class II" and "Class III," respectively. The number of directors in each Class shall be as nearly equal in number as possible. Each director shall be elected by the stockholders and shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the Annual Meeting held in 2004; each initial director in Class II shall serve for a term ending on the date of the Annual Meeting held in 2003; and each initial director in Class III shall serve for a term ending on the date of the Annual Meeting held in 2002.

Section 3. Effect of Increases and Decreases in the Authorized Number of Directors.

      In the event of any increase or decrease in the authorized number of directors:

      (a) Each director then serving shall nevertheless continue as a director of the Class of which such director is a member until the expiration of such director's term or such director's prior death, retirement, resignation or removal; and

      (b) The newly created or eliminated directorships resulting from any increase or decrease shall be apportioned by the Board of Directors among the three Classes so as to keep the number of directors in each Class as nearly equal as possible.

Section 4. Removal of Directors.

      A director may be removed from office only for cause based on a material breach of his duties or obligations to the Corporation, and then only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

Section 5. Filling Vacancies.

      Should a vacancy on the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal) other than through an increase in the number of authorized directors, such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors. A vacancy on the Board of Directors resulting from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. A director so elected to fill a vacancy shall serve for the remainder of the term of the Class to which such director was elected.

                                  ARTICLE VIII
            PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN
                      POWERS OF THE CORPORATION AND OF THE
                           SHAREHOLDERS AND DIRECTORS

The following provisions are hereby adopted for the purposes of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

Section 1. Powers of Board of Directors.

      The Board of Directors shall have the power from time to time and in its sole discretion (a) to determine in accordance with sound accounting practice what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; (b) to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; (c) to set apart out of any funds of the Corporation such reserve or reserves in such amount or amounts and for such proper purposes as it shall determine and to abolish or redesignate any such reserve or any part thereof; (d) to borrow or raise money upon any terms for any corporate purposes; (e) to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; and (f) to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws of the Corporation, and, except as so provided, no stockholder shall have the right to inspect any book, account or document of the Corporation unless authorized so to do by resolution of the Board of Directors.

Section 2. Limitation of Liability.

      The liability of the directors and officers of the Corporation to the Corporation or its stockholders for money damages shall be limited to the fullest extent permitted under the General Laws of the State of Maryland now or hereafter in force, including, but not limited to, Section 5-349 of the Courts and Judicial Proceedings Article of the Annotated Code of Maryland, or any successor provision of law of similar import, and the directors and officers of the Corporation shall have no liability whatsoever to the Corporation or its stockholders for money damages except to the extent which such liability cannot be limited or restricted under the General Laws of the State of Maryland now or hereafter in force. Neither the amendment nor repeal of the foregoing sentence of this Section 2 of Article VIII nor the adoption nor amendment of any other provision of the Charter or By-Laws of the Corporation inconsistent with the foregoing sentence shall apply to or affect in any manner the applicability of the foregoing sentence with respect to any act or omission of any director or officer occurring prior to any such amendment, repeal or adoption.

Section 3. Indemnification.

      (A) Actions, Suits and Proceedings. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether or not by or in the right of the Corporation, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless (I) (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and (b)(i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty or (II) the Indemnitee actually received an improper personal benefit in money, property or services or (III) with respect to any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; provided, however, that if the action, suit or proceeding was one by or in the right of the Corporation, no indemnification shall be made in respect of any such action, suit or proceeding in which the Indemnitee shall have been adjudged liable to the Corporation. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the person did not meet the requisite standard of conduct set forth in this Subsection A. The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment creates a rebuttable presumption that the Indemnitee did not meet the requisite standard of conduct. Notwithstanding the foregoing, the Corporation shall not indemnify an Indemnitee in respect of any action, suit or proceeding charging improper personal benefit to the Indemnitee, whether or not involving action in the Indemnitee's official capacity, in which the Indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. Notwithstanding anything to the contrary in this Section, except as set forth in Subsection F below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Section, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      (B) Indemnification for Expenses of Successful Party. Notwithstanding the other provisions of this Section, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Subsection A of this Section, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by, or the entry of an order of probation prior to judgment with respect to, the Indemnitee, (iv) an adjudication that the Indemnitee acted in bad faith or that his action was the result of active and deliberate dishonesty, an adjudication that the Indemnitee received an improper personal benefit in money, property or services, and (vi) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      (C) Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Subsection C. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Section 3. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

      (D) Advance of Expenses. Subject to the provisions of Subsection E below, in the event that the Corporation does not assume the defense pursuant to Subsection C of this Section of any action, suit, proceeding or investigation of which the Corporation receives notice under this Section, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and (ii) an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Section. Such undertaking need not be secured and shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

      (E) Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Subsections A, B or D of this Section, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Subsections A or D the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Subsection A. Such determination shall be made in each instance by (a) a majority vote of a quorum of the Board of Directors of the Corporation, consisting of directors, not, at the time, parties to the proceeding ("disinterested directors"), or, if such a quorum cannot be obtained, then by a majority vote of a committee of the directors, consisting solely of two or more disinterested directors, who are duly designated to act in the matter by a majority vote of the full Board of Directors, in which the directors who are parties may participate, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) special legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) selected by a majority vote of a quorum of the directors consisting of disinterested directors, or by a majority vote of a committee consisting of two or more disinterested directors, who are duly designated to act in the matter by a majority vote of the full Board of Directors, in which the directors who are parties may participate, or, if the requisite quorum of the full Board of Directors cannot be obtained therefor and the committee cannot be established, by a majority vote of the full Board of Directors, in which directors who are parties may participate, or (d) a court of competent jurisdiction.

      (F) Remedies. The right to indemnification or advances as granted by this Section shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in

Subsection E. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Section shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Subsection E that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      (G) Subsequent Amendment. No amendment, termination or repeal of this Section or of the relevant provisions of the General Corporation Law of Maryland or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      (H) Other Rights. The indemnification and advancement of expenses provided by this Section shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Section shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Section. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Section.

      (I) Partial Indemnification. If an Indemnitee is entitled under any provision of this Section to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

      (J) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any such person who, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Maryland.

      (K) Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Section with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

      (L) Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

      (M) Definitions. Terms used herein and defined in Section 2-418(a) of the General Corporation Law of Maryland shall have the respective meanings assigned to such terms in such Section 2-418(a).

      (N) Subsequent Legislation. If the General Corporation Law of Maryland is amended after adoption of this Section to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Maryland, as so amended.

Section 4. Board Authorization of Share Issuance.

      The Board of Directors of the Corporation shall have the power in its sole discretion and without limitation, to authorize the issuance at any time and from time to time of shares of stock of the Corporation, with or without par value, of any class now or hereafter authorized and of securities convertible into or exchangeable for shares of the stock of the Corporation, with or without par value, of any class now or hereafter authorized, for such consideration (irrespective of the value or amount of such consideration) and in such manner and by such means as said Board of Directors may deem advisable.

Section 5. Classification or Reclassification of Shares.

      The Board of Directors shall have the power in its sole discretion and without limitation to classify or reclassify, by articles supplementary, any unissued shares of stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time before the issuance of such shares, any feature of such shares, including but not limited to the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any restrictions on, such shares.

Section 6. Voting Requirements.

      Notwithstanding any provision of law to the contrary, except as provided in Article IX, the affirmative vote of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote on any proposed amendment of the Charter of the Corporation shall be sufficient, valid and effective, after due authorization, approval and advice by the Board of Directors, to approve and authorize such amendment. Notwithstanding any provision of the law to the contrary, the affirmative vote of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote on any transaction for which approval of the stockholders is required by
Section 3-105 of the General Corporation Law of Maryland, or any successor provision of law of similar import, in addition to any vote of the holders of Preferred Shares required by the terms of then outstanding Preferred Shares, shall be sufficient to give the approval required by Section 3-105 or such successor provision.

Section 7. REIT Qualification.

      The Board of Directors shall use its reasonable best efforts to cause the Corporation and its shareholders to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its discretion that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

      The enumeration and definition of particular powers of the Board of Directors included in this Article VIII shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

                                   ARTICLE IX
                                   AMENDMENTS

      (a) Right to Amend Articles. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal, or rescind any provision contained herein, including but not limited to the provisions setting forth the contract and other rights of the issued and outstanding stock of the Corporation of any class, in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Maryland at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all contract or other rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors, officers, employees or any other persons whomsoever by and pursuant to these Articles of Incorporation, in its present form or as hereafter amended, are granted subject to this reservation.

      (b) Certain Amendments Requiring Special Shareholder Vote. Any provision of law, these Articles of Incorporation, including, without limitation, Article VIII, Section 7, or the By-Laws of the Corporation to the contrary notwithstanding:

            (i) no term or provision of these Articles of Incorporation may be added, amended or repealed in any respect that would, in the determination of the Board of Directors, cause the Corporation not to qualify as a REIT under the Code unless the Board of Directors shall have determined in accordance with
Section 8 of Article VIII that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT;

            (ii) Article VII, Section 2 (classification of directors) and
Section 5 (removal of directors); Article VII, Section 2 (limitation of liability of officers and directors) and Section 3 (indemnification of officers and directors); and this Article IX shall not be amended or repealed nor shall any provision be adopted which is inconsistent with any of the foregoing; and

            (iii) no provisions imposing cumulative voting in the election of directors may be added to these Articles of Incorporation; unless in each such case, in addition to any vote of the holders of Preferred Shares required by the terms of then outstanding Preferred Shares, such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote on the matter.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation, acknowledging the same to be my act on this 4th day of October, 2001.


                              /s/ Kenneth A. Hoxsie